EXHIBIT 15.1
September 13, 2023
The Board of Directors and Shareholders of PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon 97232

We are aware that our reports dated May 5, 2023, and August 4, 2023, on our review of the interim financial information of PacifiCorp appearing in PacifiCorp’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, and June 30, 2023, respectively, are incorporated by reference in this Registration Statement.
/s/ Deloitte & Touche LLP
Portland, Oregon